GENERAL AGENCY AGREEMENT

PREAMBLE

This Agreement is effective this 1st day of July 2002, between Technology Insurance Company, Inc. and Rochdale Insurance Company, (hereinafter collectively "Insurer"), and AmTrust North America, Inc. ("ANA") (the "Agreement").

WHEREAS, Insurer is a duly licensed insurance company in various states of the United States;

WHEREAS, Insurer desires to appoint ANA its agent to solicit and accept applications for Policies (as defined below) and to perform certain processing functions in full conformance with all laws and regulations pertaining to the appointment of general agents.

WHEREAS, the purpose of this Agreement is to set forth the terms and conditions under which ANA shall perform the marketing and administrative services set forth below with regard to all Policies (as defined below) issued by the Insurer.

NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I. DEFINITIONS

The following definitions shall apply as such terms are used in this Agreement.

A. "Agreement" means this Agreement as originally executed, or as it may from time to time be amended by one or more written amendments executed by both parties and entered into pursuant to the applicable provisions thereof.

B. "Back Room Administration" shall include but not be limited to: compliance, underwriting review (according to Underwriting Guidelines, as defined in Article II), policy issuance, billing and collecting of premium, disbursement of funds from the Fiduciary Account described below, cancellation and reinstatement of policies, issuance of endorsements, premium audit and billing, unit statistical reporting and other administrative services and the provision of notice to the Third Party Administrator ("TPA") of new policies, cancellations, reinstatements, claims oversight and unit statistical reporting.

C. "Claims Administrator", "Third Party Administrator" or "TPA" shall mean a person or entity licensed to administer and/or adjust claims on

behalf of an insurer in accordance with relevant state statutes such as New Hampshire Insurance Code, RSA 402-B or RSA 402-H.

D. "Covered Risks" shall mean those benefits provided to individuals which are insured by Insurer under the Policies.

E. "Herein," "hereof," and "hereunder," and other words of similar import, refer to this Agreement as a whole and not to any particular article, paragraph, section, or subdivision.

F. "Participant(s)" shall mean employers insured under the Policies.

G. "Policy" shall mean any workers' compensation, employers' liability or commercial vehicle physical damage policy, endorsement, binder, certificate, proposal for insurance and any other document which binds Insurer to insurance that is issued in accordance with the Insurer's written underwriting guidelines, procedures, instructions, authority limits, and applicable department of insurance filings.

H. "Producing Agents" shall mean duly qualified independent insurance agents, brokers or producers, if applicable, who solicit applications for Covered Risks which results in bound coverage under Policies issued and administered by ANA on behalf of Insurer.

I. "Product" shall mean a workers' compensation policy or other types of policies or programs that Insurer may desire ANA to administer.

J. "Rate Manual" shall mean that rate schedule for premiums approved by Insurer.

K. "Reinsurer(s)" shall mean the duly authorized and licensed reinsurance company or companies approved in writing by Insurer in the Reinsurance Contract(s).

ARTICLE II. AUTHORITY

A. Insurer hereby appoints ANA to market and administer Covered Risks under Policies by performing the duties specified in this Agreement. ANA is authorized to solicit business within all jurisdictions in which Insurer is authorized to do business in accordance with the Insurer's written underwriting guidelines, procedures, instructions, and authority limits established by the Insurer as set forth in Exhibit A (the "Underwriting Guidelines") and as supplemented. Insurer may modify the Underwriting Guidelines (Exhibit A) at any time. The Insurer grants ANA all necessary and incidental authority, to be exercised with reasonable discretion, necessary and convenient to enable ANA to perform its duties hereunder

and in a manner consistent with the Underwriting Guidelines and applicable provisions of state law. Except as provided in this Agreement, ANA shall not perform any act on behalf of Insurer or otherwise obligate or commit or bind Insurer.

B. Insurer hereby appoints ANA to do Back Room Administration for Insurer on all Policies. ANA shall perform Back Room Administration in accordance with the Underwriting Guidelines as set forth in Exhibit A and as amended from time to time. The Insurer grants ANA all necessary and incidental authority, to be exercised with reasonable discretion, necessary and convenient to enable ANA to perform its duties hereunder and in a manner consistent with the Underwriting Guidelines and applicable provisions of state law. Except as provided in this Agreement, ANA shall not perform any act on behalf of Insurer or otherwise obligate or commit or bind Insurer.

C. ANA's relationship with Insurer shall be that of an independent contractor, and nothing in this Agreement shall be construed as creating the relationship of employer and employee, partnership, or joint venture between Insurer and ANA or employee(s) of ANA.

ARTICLE III. ANA'S DUTIES

A. Compliance

1. ANA shall procure and maintain, at its own cost, all licenses required by applicable state insurance statutes and regulations for the services to be provided hereunder.

2. ANA shall comply in all respects with all applicable laws and regulations.

3. ANA shall bear the expense of any fine, charge or other cost to the Insurer that is a result of ANA's failure to comply with subsections 1 and 2 of this Article III, Section A or to fulfill any of its obligations under this Agreement. ANA shall reimburse Insurer within three (3) business days of payment of such amount by Insurer.

4. ANA shall forward to Insurer and Reinsurer all (i) complaints and inquiries from state insurance departments, (ii) notices of threatened or initiated litigation and (iii) disputed denials of coverage under the Policies, accompanied by all reasonably available information and records to assist Insurer in responding as promptly as possible but no later than seven (7) business days after receipt. Insurer reserves the right to require ANA to respond

promptly to complaints, inquiries, or other correspondence received.

5. ANA shall respond as promptly as possible but no later than within seven (7) business days to any complaints levied against it by or through Insurer.

6. ANA shall assist Insurer with requests made of it by regulatory authorities concerning the Policies, forms, rates and rules of Covered Risks.

7. ANA shall perform such other compliance services as Insurer may reasonably direct.

8. ANA shall permit Insurer to conduct on-site reviews of its underwriting operations at any time.

9. ANA shall permit any regulatory authority to examine any books or records related to this Agreement in connection with any examination of Insurer.

B. Marketing

1. ANA shall prepare at ANA's sole expense sales brochures and other materials with respect to the Policies; all sales brochures and other materials relating to the Policies shall be approved by Insurer in advance of being used.

2. As necessary, ANA shall communicate information required or reasonable to promote the sales and servicing of the Policies subject, however, to the confidentiality provisions of this Agreement in Article X, Section D.

3. In accordance with applicable laws and regulations, ANA shall appoint Producing Agents to solicit applications for Covered Risks. Insurer reserves the right to terminate any Producing Agent so appointed. ANA shall be responsible for ensuring that each Producing Agent so appointed remains appropriately licensed and complies with all applicable laws and regulations throughout the term of this Agreement. ANA shall bear the expense of any fine, charge or other cost to the Insurer that is a result of ANA's failure to do so and shall reimburse the Insurer within three (3) business days of payment of such amount by Insurer. ANA will ensure that every Producing Agent has proper E&O coverage in the minimum amount of $1 million. With the consent of Insurer, ANA may modify the E & O coverage requirements for any Producing Agent.

4. ANA shall develop and maintain information on each insured for which ANA accepts applications on behalf of Insurer.

5. ANA shall perform such other marketing services as Insurer may reasonably direct.

C. Underwriting

1. ANA shall underwrite applications for Covered Risks under the Policies according to the Underwriting Guidelines and in conformity with applicable laws and regulations in effect at the time of said underwriting.

2. ANA shall not have the authority to bind the Insurer to risks not qualified under said Underwriting Guidelines.

3. Insurer may suspend the underwriting authority of ANA during the pendency of any dispute relative to the termination of this Agreement for cause under Article IX, Section D.

4. ANA and its Producing Agents shall have the authority to calculate and quote rates for the Policies in accordance with the Rate Manual and Underwriting Guidelines and shall determine such rates in conformity with applicable laws and regulations.

5. ANA or its designee shall provide loss prevention services to Participants that comport with guidelines as established by the Insurer and in compliance with all applicable state laws and regulations which relate to loss control.

6. ANA and its Producing Agents shall accept applications for Covered Risks under the Policies provided such applications comply with the Underwriting Guidelines.

7. Underwriting Guidelines shall include, but not be limited to, the following:

   (a) Maximum annual premium volume;

   (b) The basis of the rates to be charged;

   (c) The types of risks which may be written;

   (d) Maximum limits of liabilities;

   (e) Applicable Exclusions;

(f) Territorial limitations;

(g) Policy cancellation provisions;

(h) The maximum policy period.

9. ANA shall provide at least thirty-one (31) days written notice, or more as required by law, of any premium rate change to Participants, Insurer and Reinsurer(s).

10. ANA shall perform other underwriting services as Insurer may reasonably direct.

D. Reinsurance

1. ANA shall perform all services and obligations which are required to be provided by Insurer to or with respect to Reinsurer(s) pursuant to the Reinsurance Contract(s), such performance to be in accordance with industry standards and in accordance with applicable laws and regulations including but not limited to:

(a) Provisions of reports and notice, as required,

(b) Responses to inquiries,

(c) Notification of disputed claims, threatened litigation, claim over specified limits, and claims declinations.

2. Insurer shall retain the sole authority for the placing of reinsurance on all Policies subject to this Agreement.

3. ANA shall not bind reinsurance or retrocessions on behalf of Insurer. ANA shall not commit Insurer to participate in insurance or reinsurance syndicates.

4. ANA shall not, without prior approval of Insurer, collect any payment from Reinsurer(s) or commit Insurer to any reinsurance claim settlement. If prior approval is given, ANA shall promptly forward a report regarding such items to Insurer.

E. Administrative Services

1. ANA shall perform the administrative or "Back Room" services listed below in a timely fashion in such manner as may be reasonably required by Insurer in conformity with industry

standards and in accordance with any and all applicable laws and regulations. Including, but not limited to:

(a) Review, approve or disapprove applications for Covered Risks.

(b) Issue Policies to Participants.

(c) Audit premium payments and billing statements.

(d) Audit Participants.

(e) Prepare and make any required filings to state and to NCCI or appropriate agencies including unit statistical reporting.

2. Collect, receive, process and remit premiums from Participants.

3. Collect overdue premium.

4. Prepare and distribute Form 1099s for fees and commissions paid by ANA.

5. ANA shall be responsible for cancellations or non-renewals of Policies according to law or at direction of Insurer.

6. ANA will notify the TPA of any new policies, programs or pieces of business within 48 hours of its receipt of notification. ANA will also notify TPA of any change in the status of coverage, endorsements, cancellations or reinsurance within the same amount of time. Notification may be given electronically or otherwise.

7. ANA shall perform such other administrative services as Insurer may reasonably direct.

8. ANA is responsible for and shall promptly pay all expenses arising out of ANA's activity in the production, handling and servicing of business under this Agreement, whether such expense is billed to ANA or Insurer.

9. ANA is responsible for the provision of loss control services and

F. Billing and Collection of Premium

1. ANA shall bill for and collect premiums due under Policies in conformity with the Rate Manual and with applicable laws and regulations, subject to the Underwriting Guidelines.

2. As respects the Participant, the payment to ANA of any premium or other charges for insurance by or on behalf of a Participant shall be deemed to have been received by Insurer. The payment of return premiums by Insurer to ANA shall not be deemed payment to a Participant until such payment is received by Participant. If any premium is refunded or otherwise not paid to Insurer, ANA shall refund to Insurer any compensation paid to ANA on account of such premiums. ANA shall not be liable for any uncollected premiums from Participants provided that it has taken commercially reasonable steps to collect the premiums and or cancel the Participants' policies. ANA shall notify Insurer of any past due premiums and fees within forty-five (45) days of the due date of such premium and fees.

3. All insurance charges and premiums collected by ANA on behalf of Insurer and any return premiums received by ANA from Insurer shall be held by ANA in a fiduciary capacity in a separate account for the benefit of Insurer.

4. Premium due under Policies and collected by ANA shall be deposited within two business days of receipt into a fiduciary bank account (hereinafter "Fiduciary Account") established and maintained by ANA. The bank selected to perform this function must be a member of the federal reserve system, and the deposits must be insured by the Federal Deposit Insurance Corporation.

   (a) The Fiduciary Account shall be established in Insurer's name by ANA and subject to prior approval of the bank by Insurer.

   (b) ANA shall establish a two signature approval system to draw upon the Fiduciary Account, with both signatures approved and authorized by Insurer.

   (c) Charges or premiums deposited into the Fiduciary Account may not be deposited or withdrawn on behalf of any person other than Insurer. ANA shall record clearly the deposits and withdrawals from the Fiduciary Account on behalf of Insurer.

(d) So long as ANA transmits to the Insurer all net balances due the Insurer in accordance with this Agreement within the stated time limits and complies with all other provisions of this Agreement, Insurer hereby assigns to ANA all interest earned on the Insurer's funds in the Fiduciary Account. Any interest earned after the expiration of the applicable time limits for transmittal of amounts due to the Insurer shall belong to the Insurer.

(e) ANA shall be responsible for all bank charges on the Fiduciary Account.

(f) ANA shall retain copies of all bank account records and shall furnish Insurer and Reinsurer(s), upon demand of Insurer, copies of all such records which pertain to Insurer and Reinsurer(s) and the business transacted pursuant to this Agreement.

(g) ANA may use all premiums and other funds collected for and on behalf of the Insurer under this Agreement solely for the following purpose: (i) the payment of amounts due the Insurer under this Agreement;(ii) the payment for the return of unearned premiums arising due to cancellation or endorsement of the Insurer's policies; and (iii) the payment of ANA's compensation as set forth in the Commission Schedule (Exhibit B).

(h) ANA shall refund commissions on Policy cancellations, reductions in premiums or any other return premiums at the same rate at which such commissions were originally retained.

(I) At no time shall ANA commingle any other funds with the funds held on behalf of the Insurer in the Fiduciary Account.

G. Disbursement of Funds From Fiduciary Account

ANA shall remit all premium to Insurer or Insurer's designee net of ANA's commission, along with the monthly report required by Section H.

H. Reports

ANA shall provide Insurer such reports as Insurer may reasonably request, including, but not limited to, the reports specified below.

1. Monthly Reports. ANA shall provide Insurer a monthly report within thirty (30) days after the close of each month, which shall show the following:

   (a) Gross premium written, gross premium earned, premiums collected, return premiums and commissions and fees paid.

   (b) All compensation due ANA.

2. A log of complaints and inquiries received by ANA from regulatory authorities or other parties. The log shall specify the date of the contact, the State of origin, the allegation or nature of the complaint or inquiry, the date and disposition of the matter. This log shall be made available to Insurer, Reinsurer(s) and to regulatory authorities upon request and on a monthly basis.

3. All accounting data on premiums and policies in force shall be furnished by ANA to Insurer in the manner and fashion as shall be agreed by the parties.

4. ANA shall provide such additional information and reports as Insurer may reasonably request, from time to time, provided such information and reports can be produced by ANA from and without modification to the computer and computer software programs in use by ANA at the time of such request.

I. Miscellaneous Duties

1. Policy/Certificate Holder Service. ANA shall handle all routine customer service correspondence and general clerical and administrative functions necessary for the satisfactory administration of the Policies, and shall maintain files as required by applicable laws and regulations and in accordance with industry practice. ANA shall promptly deliver any certificates, booklets, termination notices or other written communications and instructions from insurer to deliver them.

2. Other Duties. ANA shall perform any collateral functions necessary for carrying out duties specified hereunder and such other duties related to the marketing and administration of Covered Risks and Policies that Insurer may reasonably direct.

J. Standards of Performance

The provision by ANA of services under this Agreement shall be subject to the approval of Insurer and all such services shall be performed in good faith and in the best interests of Insurer.

ARTICLE IV. COMPENSATION

A. During the term of this Agreement, ANA shall receive compensation for services performed hereunder as specified under the Commissions Schedule, Exhibit B, attached herein and made part hereof. The parties agree that the Commissions Schedule may be reviewed and modified from time to time, subject to regulatory approval if required.

B. ANA shall be responsible for distributing commissions to Producing Agents and completing and forwarding necessary tax forms for reporting the commission paid to applicable Federal and state authorities. It is understood that commission payable to Producing Agents will be the sole responsibility of ANA and will not be paid or reimbursed by Insurer.

ARTICLE V. INDEMNIFICATION

A. Insurer agrees to indemnify and hold harmless ANA, its officers, directors, and employees from and against any damage, loss, liability, claims, deficiency, cost, punitive damages, extra contractual obligation, suit, action, or expense (including without limitation reasonable attorney's fees and legal costs associated therewith, whether incurred in prosecution or defense of any claim) arising from or incident to the inaccuracy of any representation or breach of any warranty by Insurer herein, or default in the observance of performance of any covenant, term, or provision to be observed or performed hereunder by Insurer, or in any instrument to be delivered by Insurer hereunder, or arising from any negligence of Insurer, but only to the extent of such inaccuracy, breach, default, or negligence.

B. ANA hereby agrees to indemnify and hold harmless Insurer, its officers, directors, and employees from and against any damage, loss, liability, claim, deficiency, costs, punitive damages, extra contractual obligation, suit, action, or expense (including without limitation reasonable attorney's fees and legal costs associated therewith, whether incurred in prosecution or defense of any claim) arising from or incident to the inaccuracy of any representation or breach of any warranty by ANA herein, or default in the observance or performance of any covenant, term or provision to be observed or performed hereunder by ANA, or in any instrument to be delivered by ANA hereunder, or arising from any negligence of ANA but only to the extent of such inaccuracy, breach, default, or negligence.

C. The parties will be entitled to such respective indemnification irrespective of the materiality of any such inaccuracy, breach, default, or negligence. As soon as reasonably practicable after obtaining knowledge thereof, the indemnified party shall notify the indemnifying party of any claim or demand it has determined hereunder. Such notice shall specify the agreement, representation, covenant, warranty, or act with respect to which the claim is made, the facts given rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted.

D. If any action, suit or proceeding is brought against any party to which indemnity applies hereunder, the defense of such action, suit or proceeding (including all settlements and arbitration, trial, appeal, or other proceedings, as the indemnified party's counsel shall deem appropriate) shall, at the indemnified party's option, be at the discretion of and conducted by the indemnified party and its counsel. The parties will make available to one another, their counsel, accountants, and other agents, all information and documents reasonably available to them which relate to each other such assistance as is reasonably required to insurer proper and adequate defense of any such action, suit, or proceeding.

ARTICLE VI. MAINTENANCE OF RECORDS

A. ANA shall maintain adequate books and records of all accounting matters and all transactions between itself, the policyholders, Participants, Insurer and Reinsurer(s) throughout the duration of this Agreement and thereafter, for such time as required by applicable laws and regulations but for no less that six (6) years. Such books and records shall be retained by ANA and shall be the joint property of ANA and Insurer. Any trade secrets contained therein, including but not limited to the identity and address of policyholders, shall be confidential and shall not be disclosed except as required by law or regulation. Insurer retains the right to continuing reasonable access to such books and records. In the event the Insurer or ANA terminate this Agreement, ANA shall turn over all records to Insurer. In addition, ANA shall transfer and/or assign to Insurer, without compensation and in a timely manner, all software utilized by ANA in connection with this Agreement as is requested by Insurer.

B. Insurer and any Reinsurer(s) may audit ANA at Insurer's/Reinsurer's expense at Insurer's/Reinsurer's discretion.

ARTICLE VII. INSURANCE COVERAGE

A. ANA shall at times during the term of this Agreement maintain an "Error and Omission" policy of insurance issued by an insurer acceptable to

Insurer in the amount of not less than Two Million ($2,000,000). Such policy shall provide coverage for (i) all occurrences during the policy period, (ii) all injuries arising out of malpractice, error, or omissions for which ANA is legally responsible in relationship to its duties hereunder, (iii) all contractual obligations undertaken in this Agreement, and (iv) all third party claims, inclusive of fines, levies by governmental agencies, and third party punitive damages, to the extent permitted by public policy and application law.

B. ANA shall at all times during the term of this Agreement maintain a fidelity coverage in an amount not less that One Million ($1,000,000).

C. ANA shall furnish Insurer with a copy of the certificates of insurance simultaneously with the execution of this Agreement. The Errors and Omissions insurance Fidelity requirements set fourth in this article shall be reviewed and agreed upon annually by Insurer and ANA.

D. ANA agrees to advise Insurer immediately in writing of any cancellation or change concerning such insurance.

ARTICLE VIII. CONDITIONS TO EFFECTIVENESS

All required regulatory approvals and/or filings shall have been obtained or made, as the case may be, on conditions acceptable to Insurer.

ARTICLE IX. TERM AND TERMINATION

A. This Agreement shall be continuous as of the effective date of the Agreement until terminated pursuant to this Article.

B. Either party may terminate this Agreement by giving the other party not less than sixty (60) days notice by certified or registered mail.

C. Either party may terminate this Agreement upon a change in control of the other party, upon twenty (20) days notice delivered no later than ten (10) days after such terminating party receives notice of such change in control. Change in control means a change in the power to direct the management or affairs of a party, whether occurring by acquisition, merger, or change in ownership of more than fifty percent (50%) of outstanding stock in any twelve (12) month period. Should a change in control occur, no rights under this Agreement will be transferred to the new controlling party without the express written consent of all parties to this Agreement.

D. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will terminate upon thirty (30) days written notice from a non-defaulting party to the defaulting party, and where required by state

law, to the applicable Insurance Commissioner for the following enumerated acts or defaults and such defaulting party fails to correct the condition within such thirty (30) days:

(a) Suspension of applicable licenses;

(b) Bankruptcy, receivership or dissolution;

(c) Fraud or embezzlement of a party's funds;

(d) Violation of any applicable material federal, state or local law, rule or regulations, regulatory order, directive or agreement;

(e) Disapproval of this Agreement by any regulatory authority having jurisdiction over the defaulting party;

(f) Failure of defaulting party to correct a material breach of this Agreement within thirty (30) days notice of material breach from non-defaulting party; or

E. Upon written notice to ANA, Insurer may immediately terminate this Agreement upon the Occurrence of any of the following:

(a) Material changes to any of the Insurer's Reinsurance Contract(s) with its Reinsurers;

(b) Material default under any Reinsurance Contract by a Reinsurer;

(c) Termination of any Insurer's Reinsurance Contract;

(d) Impairment of coverage under any of Insurer's Reinsurance Contracts;

(f) Insolvency of a Reinsuer, or any instance where a Reinsurer suspends payments of debts, convenes a meeting of creditors, has a receiver appointed or petition presented for its compulsory liquidation, of has a resolution passed for its voluntary liquidation;

F. After either party has given notice of termination hereunder, regardless of manner or method of termination, the obligations of the parties shall continue in all respects and the parties shall maintain the status quo hereunder until the effective date of such termination.

1. Upon the effective date of termination hereunder, at the option of Insurer, ANA shall continue to administer Policies in effect at the effective date of such termination. ANA's compensation rate in effect prior to effective date of termination will continue throughout this period.

2. Upon the effective date of termination hereunder upon any default on the part of ANA pursuant to this Article IX, Section D above, at the sole option of Insurer, Insurer may elect to administer, or cause a third party to administer Policies in effect at the effective date of such termination, and ANA shall reimburse Insurer for all reasonable costs of such administration incurred by Insurer.

G. Except as provided in Section F of this Article IX, upon the effective date of termination pursuant to this Article IX, all authority delegated by the Insurer to ANA shall terminate. Expirations, renewals, and related records shall be the property of Insurer. Notwithstanding termination, ANA shall continue to maintain all financial, claims, policy and underwriting records and provide such information to the Insurer in accordance with this Agreement.

H. Upon the effective date of termination, ANA shall transfer and/or assign to Insurer, without compensation and in a timely manner, all software utilized by ANA in connection with this Agreement as is requested by Insurer. ANA agrees to assist Insurer in achieving a smooth termination with as little disruption of day to day operations as possible.

ARTICLE X. MISCELLANEOUS PROVISIONS

A. Assignability. This Agreement shall not be assignable by either party.

B. Adjustment of Claims. Insurer shall be responsible for the retention of an appropriate claims administrator and shall be solely responsible for the payment of all claims expenses, including the claims administrator's fees.

C. Expenses. Each party shall bear all of its own expenses in connection with the execution, delivery, and performance of the terms of this Agreement.

D. Confidentiality. During the term of this Agreement, each party will gain exposure and access to information and records of the other parties, all of which shall be confidential in all respects. Each party hereby covenants and agrees that it will not disclose any confidential information belonging to the other party except (i) as required by regulatory or court order or in order to comply with applicable laws or regulations, (ii) if such

information is obtainable in the public domain or (iii) if such information has been obtained from third party sources.

E. Privacy. Neither party may use or disclose any non-public personal information relating to any person that the party receives from or on behalf of the other in connection with this Agreement for any purposes other than the purposes of this Agreement.

F. Corrective Action. The parties shall take immediate steps to correct any error or omission as soon as possible after discovery.

G. Entire Agreement. This instrument constitutes and contains the whole and exclusive agreement between the parties with respect to the subject premises, and no modification hereof or addition hereto shall be valid or enforceable unless evidenced in writing and duly signed by them both.

H. Governing Law. This Agreement shall be interpreted in all respects in accordance with the laws of the State of New York.

I. Merger of Prior Understandings. This Agreement supersedes all previous agreements and understandings, written or oral between Insurer and ANA as to the subject matter hereof and constitutes the full, entire and integrated agreement between the parties with respect to the subject matter hereof.

J. No Third Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, any contracts or agreements made by either party with a third party or parties shall not be binding upon or involve such other party hereto, unless specifically agreed to in writing by the parties to be bound to the agreement(s). Each party hereto agrees to hold harmless and reimburse the other party for any loss incurred by such other party arising out of any claim, action, or demand against said party arising from any agreement with a third party not agreed to in writing by the other party.

K. Notices. All notices under this Agreement must be in writing and delivered by certified mail to the party receiving notice at the following addresses:

Rochdale Insurance Company/Technology Insurance Company, Inc.
59 Maiden Lane
New York, NY 10038
Attention: Barry D. Zyskind, President

AmTrust North America, Inc.
25800 Science Park Drive, Suite 105

Beachwood, OH 44122
Attention: Michael J. Saxon, President

L. Notice of Litigation. ANA shall notify Insurer immediately of any claim or litigation brought against ANA and/or Insurer on account of or in any way related to, services performed by ANA hereunder. ANA will reasonably cooperate with Insurer, upon Insurer's request, including consultation and assistance in defense of such matters.

M. Printed Material. No material bearing Insurer's name may be used by ANA without the prior written approval of Insurer.

N. Survival. The representations, warranties, covenants, promises, agreements, and obligations hereunder (or in any documents delivered or to be delivered pursuant to or in connection with this Agreement) which naturally will survive the execution, acknowledgment, sealing, delivery, and termination of this Agreement shall survive the termination of this Agreement for the respective periods indicated herein, and if no period is so indicated, then for three (3) years.

O. Waiver. No waiver of any obligation or duty hereunder shall be valid unless contained in writing duly signed by the party charged with such waiver. No failure by any party to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver, nor preclude any other further exercise thereof or the exercise of any other right or remedy by it. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or in equity.

P. Regulatory Amendments. The parties hereby agree to amend this Agreement as required by applicable laws and regulations.

ARTICLE XI. ARBITRATION

A. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

B. If any dispute, claim or difference arises out of or relates to this Agreement (a "Dispute"), including a Dispute for which a party seeks specific performance, such Dispute shall be submitted to a Board of Arbitration consisting of one arbitrator chosen by Insurer, one arbitrator chosen by ANA and a third arbitrator chosen by the first two arbitrators.

The party demanding arbitration shall communicate its demand for

arbitration to the other party by registered or certified mail, identifying the nature of the Dispute and the name of its arbitrator, and the other party shall then be bound to name its arbitrator within thirty (30) days after receipt of the demand.

Failure or refusal of the other party to name its arbitrator shall empower the demanding party to name the second arbitrator within thirty (30) days thereafter. If the first two arbitrators are unable to agree upon a third arbitrator within thirty (30) days after the second arbitrator is named, each arbitrator shall name three candidates within ten (10) days thereafter, two of whom shall be declined by the other arbitrator within fifteen (15) days after receiving their names, and within the next five days the choice shall be made between the two remaining candidates by drawing lots. The arbitrators shall be impartial and shall be active or retired officers of property or casualty insurance or reinsurance companies authorized to transact business in the United States of America.

The Board of Arbitration shall have the power to fix all procedural rule for the holding of the arbitration, including the discretionary power to make orders as to any matters which it may consider proper in the circumstances of the case with regard to pleadings, discovery, inspection of documents, examination of witnesses, and any other matter whatsoever relating to the conduct of the arbitration. The Board of Arbitration shall have the power to receive and act upon such evidence, whether oral or written, strictly admissible or not, as it shall in its discretion think fit.

The Board of Arbitration shall not award any remedy or relief that includes consequential or punitive damages.

The decision of the majority of the arbitrators shall be in writing and shall be final and binding upon the parties. If either of the parties fails to comply with the decision, the other party may apply for enforcement to any court having jurisdiction thereof.

Each party shall bear the cost of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator. In the event both arbitrators are chosen by one party, the fees of all the arbitrators shall be equally divided between the parties. The remaining costs of the arbitration proceeding shall be allocated by the Board of Arbitration.

The arbitration shall be held in New York, New York unless the parties mutually agree to hold the arbitration elsewhere.

This agreement to arbitrate shall be binding upon the parties, their successors and assigns and any trustee, receiver or executor of any party

hereto. Except to the extent required by law or court or administrative order, no party, arbitrator, representative, counsel or witness shall disclose or confirm to any person not present at the arbitration hearings any information about the arbitration proceeding or hearings, including the names of the parties and arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of the hearing or the award made.

ARTICLE XII. RIGHT OF OFFSET

Insurer or ANA may offset any balance of debts now due or that may become due under this Agreement or any agreement with any affiliate of the other party against any claim for fees or other consideration becoming payable hereunder or thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers on the date indicated.

ROCHDALE INSURANCE COMPANY

In New York, New York, this 2nd day of October, 2002.

Witness: ______________________

____
Barry D. Zyskind
President

TECHNOLOGY INSURANCE COMPANY, INC.

In New York, New York, this 2nd day of October, 2002.

____
Witness:

____
Barry D. Zyskind
President

AMTRUST NORTH AMERICA, INC.

In ~~Beachwood, Ohio~~ New York, NY, this 2nd day of October, 2002.

____
Witness:

____
Michael [illegible]. Saxon
President

Exhibit A

Underwriting Guidelines

A. Territory:

Alabama
Arizona
Arkansas
Delaware
District of Columbia
Georgia
Idaho
Illinois
Indiana
Kansas
Maryland
Missouri
Montana
Utah
Virginia
Nebraska
New Hampshire
New Jersey
New York
North Dakota
Oklahoma
Oregon
Pennsylvania
Rhode Island
South Carolina
South Dakota
Tennessee
Texas
Vermont

B. Limits of Authority:

ANA is authorized to issue Policies providing coverage for the following lines of business and the following maximum limits of liability:

Line	Maximum Limit of Liability
Workers' Comp	Statutory
Employers Liability	$1,000,000
Commercial Vehicle PD	$100,000

C. Rate:

ANA shall use the rating plans filed by, or on behalf of, the Insurer with the applicable Department of Insurance.

D. Forms:

ANA will use the forms and endorsements on file with Insurer for the authorized lines.

E. Miscellaneous:

ANA shall not issue any Policy with Employer Liability coverage in excess of $1,000,000 without the prior written consent of the Insurer.

Exhibit B

Commission:

Total Commission	20%